Exhibit 5.1

Our ref: Direct line: Direct fax: Email:	TJM\S009.00115\37469985 +44 (0)20 7859 1738 +44 (0) 20 7638 1111 tom.mercer@ashurst.com	Ashurst LLP Broadwalk House 5 Appold Street London EC2A 2HA
29 September 2014		Tel +44 (0)20 7638 1111
Fax +44 (0)20 7638 1112
Smith & Nephew plc 15 Adam Street London WC2N 6LA		DX 639 London/City www.ashurst.com

Ladies and Gentlemen

Smith & Nephew Global Share Plan 2010 Up to 3,292,204 shares of common stock, 20 US cents par value

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or around 2 October 2014 by Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of common stock, 20 US cents par value of the Company (the "Ordinary Shares").

We are familiar with the proceedings to date with respect to the proposed issuance of up to 3,292,204 Ordinary Shares (the "Registered Shares") pursuant to the Smith & Nephew Global Share Plan 2010 (the "Plan"), which will be represented by 658,441 American Depositary Shares (the "ADSs"), each ADS representing five Ordinary Shares.  We have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of England and Wales.

2.
Each of the Registered Shares which is newly issued pursuant to the Plan will constitute a share of common stock of the Company which has been duly authorised and validly issued and is fully paid and non-assessable (by which we mean it will not be subject to further calls or contributions) when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s board of directors or a duly authorised committee thereof shall have duly adopted final resolutions authorising the issuance of such share as contemplated by the Plan; (iii) the Company has approved such issue in general meeting; and (iv) the name of the holder shall have been entered in the Company's register of members and a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

Australia  Belgium  China  France  Germany  Hong Kong SAR  Indonesia (Associated Office)  Italy  Japan  Papua New Guinea
Saudi Arabia  Singapore  Spain  Sweden  United Arab Emirates  United Kingdom  United States of America

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst LLP and their professional qualifications is open to inspection at its registered office Broadwalk House, 5 Appold Street, London EC2A 2HA. The term "partner" in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or consultant with equivalent standing and qualifications. The Ashurst Group has an office in each of the places listed above.

29 September 2014	Page 2

This Opinion is given by Ashurst LLP and by no other person, is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.  We consent to the filing of this opinion as an exhibit to the Registration Statement relating to such Ordinary Shares.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Ashurst LLP

Ashurst LLP